SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549



                        ----------------
                          SCHEDULE 13G


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                        (AMENDMENT NO.6)



           LABORATORY CORPORATION OF AMERICA HOLDINGS
        (f/k/a National Health Laboratories Holdings Inc.)
-------------------------------------------------------------------------------
                        (Name of Issuer)



             Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                 (Title of Class of Securities)



                            50540R 10 2
-------------------------------------------------------------------------------
                           (CUSIP Number)



     Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                (Continued on following page(s))



                          Page 1 of 13







                                13G

CUSIP NO. 50540R 10 2                                         PAGE 2 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        NATIONAL HEALTH CARE GROUP, INC.
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------







                                   13G

CUSIP NO. 50540R 10 2                                           PAGE 3 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        REVLON HOLDINGS INC.
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------







                                   13G

CUSIP NO. 50540R 10 2                                          PAGE 4 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        REVLON FINANCE CORPORATION
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------







                                    13G

CUSIP NO. 50540R 10 2                                            PAGE 5 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        REVLON GROUP INCORPORATED
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------








                                    13G

CUSIP NO. 50540R 10 2                                          PAGE 6 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        ZMAF CORPORATION
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------








                                      13G

CUSIP NO. 50540R 10 2                                          PAGE 7 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        MACANDREWS & FORBES GROUP, INCORPORATED
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------







                                      13G

CUSIP NO. 50540R 10 2                                         PAGE 8 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        MACANDREWS & FORBES HOLDINGS INC.
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------








                                    13G

CUSIP NO. 50540R 10 2                                          PAGE 9 OF 13

------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        MAFCO HOLDINGS INC.
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [ ]
                                                                     (b) [ ]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OR ORGANIZATION                         DELAWARE
------------------------------------------------------------------------------
      NUMBER OF          5. SOLE VOTING POWER                                0
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER                     14,527,244
      OWNED BY          ------------------------------------------------------
      EACH               7. SOLE DISPOSITIVE POWER                           0
      REPORTING         ------------------------------------------------------
      PERSON WITH        8. SHARED DISPOSITIVE POWER                14,527,244
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                               14,527,244
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES                                           [ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    11.8%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON                                              CO
-------------------------------------------------------------------------------








                                       13G

CUSIP NO. 50540R 10 2                                        PAGE 10 OF 13


Item 1(a):     Name of Issuer.
               ---------------
               LABORATORY CORPORATION OF AMERICA HOLDINGS (the
               "Company")

Item 1(b):     Address of Issuer's Principal Executive Offices.
               ------------------------------------------------
               358 South Main Street
               Burlington, North Carolina  27215

Item 2(a):     Name of Persons Filing.
               -----------------------
               National Health Care Group, Inc. ("National Health") is, in turn, a wholly owned direct or indirect subsidiary of Revlon Holdings, Inc. ("Revlon Holdings"), Revlon Finance Corporation ("Finance"), Revlon Group Incorporated ("Revlon Group"), ZMAF Corporation ("ZMAF"), MacAndrews & Forbes Group, Incorporated ("MacAndrews Group"), MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings") and Mafco Holdings Inc. ("Mafco"). All of the capital stock of Mafco is owned by Ronald O. Perelman.

Item 2(b):     Address of Principal Business Office.
               -------------------------------------
               The principal business offices of National Health are located at 5900 North Andrews Avenue, Fort Lauderdale, Florida 33309. The principal business offices of Revlon Holdings and Finance are located at 625 Madison Avenue, New York, New York 10022. The principal business offices of Revlon Group, ZMAF, MacAndrews Group, MacAndrews Holdings and Mafco are located at 35 East 62nd Street, New York, New York 10021.

Item 2(c):     Citizenship.
               ------------
               National Health, Revlon Holdings, Finance, Revlon Group, ZMAF, MacAndrews Group, MacAndrews Holdings and Mafco each are Delaware corporations.

Item 2(d):     Title of Class of Securities.
               -----------------------------
               Common Stock, par value $.01 per share (the "Shares").







                                       13G

CUSIP NO. 50540R 10 2                                         PAGE 11 OF 13



Item 2(e):     CUSIP Number.
               -------------
               50540R 10 2

Item 3:        Not Applicable

Item 4:        Ownership.
               ----------
               National Health owns 14,527,244 Shares, which represent approximately 11.8% of the total number of Shares outstanding on December 31, 1995. Each of Revlon Holdings, Finance, Revlon Group, ZMAF, MacAndrews Group, MacAndrews Holdings and Mafco may be deemed to beneficially own the Shares owned by National Health. Ronald O. Perelman owns all of the capital stock of Mafco.

               (a)  Amount Beneficially Owned:

                    14,527,244 Shares

               (b)  Percent of Class:

                    Approximately 11.8% based upon 122,900,349 Shares outstanding on December 31, 1995.

               (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote ..........-0-

                    (ii) Shared power to vote or to direct
                          the vote ..................................14,527,244

                    (iii) Sole power to dispose or to direct the
                           disposition of ..................................-0-

                    (iv) Shared power to dispose or to direct
                          the disposition of.........................14,527,244

               In addition, National Health owns 3,290,420 warrants to purchase shares at $22.00 (subject to adjustment). Such warrants are exercisable on April 28, 2000.

Item 5:        Owner of Five Percent or Less of a Class.
               -----------------------------------------
               Not Applicable






                                      13G

CUSIP NO. 50540R 10 2                                          PAGE 12 OF 13

Item 6:        Ownership of More than Five Percent on Behalf of Another Person.
               ----------------------------------------------------------------
               Of the Shares owned, 12,627,244 Shares are pledged to secure obligations.

Item 7:        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company.
               --------
               Not Applicable

Item 8:        Identification and Classification of Members of the Group.
               ----------------------------------------------------------
               Not Applicable

Item 9:        Notice of Dissolution of Group.
               -------------------------------
               Not Applicable

Item 10:       Certification.
               --------------
               Not Applicable







                                   13G

CUSIP NO. 50540R 10 2                                          PAGE 13 OF 13

                                 Signature
                                 ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1996


                              NATIONAL HEALTH CARE GROUP, INC.
                              REVLON HOLDINGS, INC.
                              REVLON FINANCE CORPORATION
                              ZMAF CORPORATION
                              MACANDREWS & FORBES GROUP,
                                     INCORPORATED


                              By:  /s/ Glenn P. Dickes
                              -------------------------------
                                   Name:  Glenn P. Dickes
                                   Title: Vice President



                              REVLON GROUP INCORPORATED
                              MACANDREWS & FORBES HOLDINGS
                                 INC.
                              MAFCO HOLDINGS INC.


                              By:  /s/ Glenn P. Dickes
                              --------------------------------
                                   Name:  Glenn P. Dickes
                                   Title: Senior Vice President